EXHIBIT 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made as of July 11, 2003 (the “Effective Date”) between Leggett & Platt, Incorporated (the “Company”) and Allan J. Ross (the “Executive”).

RECITALS

The Company, recognizing the value of the Executive to the Company, desires the Executive to remain in the Company’s employment and, accordingly, desires to enter into this Agreement. Executive desires to remain in the employment with the Company on the terms and conditions set out below.

AGREEMENT

NOW THEREFORE, for good and valuable consideration, the Company and the Executive agree as follows:

1. Employment/Term

The Company hereby employs the Executive for the term of this Agreement.

This Agreement will begin on the Effective Date and end on February 28, 2005 unless terminated sooner in accordance with the terms hereof.

2. Duties and Authority

The Executive will serve as Vice President—Accounting or in such other officer capacity as the Company may assign to the Executive.

From the date of this Agreement through February 29, 2004, the Executive will devote his full business time to the affairs of the Company.

From March 1, 2004 through February 28, 2005, the Executive will devote an average of no less than 30 hours per week to his duties under this Agreement. During this time period, the Executive will be available during normal working hours in the Carthage Corporate Office for up to six weeks near the end of each calendar quarter and will devote his full business time to the affairs of the Company. Outside of these periods in Carthage, the Executive’s duties may be carried out from his residence outside of Carthage.

At the Company’s request, the Executive will also be available for reasonable travel.

The Executive will (i) use his best efforts, skills and abilities to promote the Company’s interests, (ii) subject to applicable law, observe and abide by policies and decisions of the Company in all business matters, and (iii) not breach any material legal or fiduciary duty or material contractual obligation to the Company.

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3. Salary

The Executive will continue to receive his current salary through February 29, 2004. Beginning March 1, 2004 the Executive’s salary will be reduced to 50% of his then current salary.

4. Bonus

For 2004 and 2005, the Executive will participate in the Management Incentive Compensation Plan at his current 33% rate based on a pro-rata calculation of full-time and reduced-time base salary. To illustrate, his 2004 bonus will be (2/12 X full-time base salary + 10/12 X reduced-time base salary) X 33% X the applicable payout percentage. Assuming a February 28, 2005 retirement date, his 2005 bonus will be 2/12 X reduced-time base salary X 33% X the applicable payout percentage. Such bonus will be calculated and paid in accordance with the Management Incentive Compensation Plan, as amended from time to time by the Company’s Compensation Committee.

5. Benefits

The Executive will be treated as a full-time employee for benefit plan purposes and, as such, will be entitled to participate in any insurance, retirement or other benefit plan of the Company (as the same may exist from time to time) which is then available to other comparable Company executives. In order to participate in any such plan, the Executive must qualify for participation under the terms of the plan and applicable law.

The Executive will continue to receive the use of, and expense reimbursement for, his Company automobile through his retirement date.

Following the Executive’s completion of his employment obligations under this Agreement through February 28, 2005, the Company agrees to provide medical coverage for the Executive and his spouse (Joan) until they are individually eligible for Medicare coverage. The medical coverage to be provided after February 28, 2005 will be equivalent to that provided to salaried Corporate Office employees, except that the Company will not require premium payments from the Executive or his spouse after retirement.

The Company will reimburse Executive for actual housing costs incurred to maintain housing in the Carthage area after December 31, 2003. Reimbursable costs will include rent, normal utilities and required maintenance. Such costs are estimated to average less than $900 per month, and will be reimbursed as normal out-of-town expenses.

Upon submission of a copy of the closing statement, the Company agrees to immediately pay the Executive $14,500 to partially reimburse him for the closing costs incurred on the recent sale of his house at 120 Hidden Valley Drive, Joplin, Missouri.

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6. Stock Options

Upon the Executive’s completion of his employment obligations under this Agreement through February 28, 2005, the Company will vest all unvested and unexercised shares under the following stock option grants to Executive. Such options will continue to be exercisable for 12 months after his retirement date.

Grant Date	Number of Shares	Option Price
4/12/99	20,700	$20.00
1/2/01	9,500	17.69
1/16/02	11,000	22.30
1/22/03	11,000	21.01

7. Future Consulting

The Company may desire, and the Executive agrees to consider, a consulting arrangement with the Executive after February 28, 2005. The terms of such arrangement, if any, would be determined by mutual agreement in the future.

8. Miscellaneous

8.1	Neither this Agreement nor any benefits accruing under this Agreement may be assigned without the written consent of the parties, except that the Company may assign this Agreement to any subsidiary or affiliate of the Company.

8.2	This Agreement will be governed by Missouri law. All actions or proceedings arising out of or relating to this Agreement shall be litigated in courts having situs within Jasper County, Missouri. Executive hereby consents and submits to the jurisdiction of any such court.

8.3	This Agreement contains all of the entire understanding of the parties with respect to Executive’s employment with the Company. It may not be changed orally, but only by agreement signed by each party.

EXECUTIVE	LEGGETT & PLATT, INCORPORATED

/s/ ALLAN J. ROSS	By:	/s/ MATTHEW C. FLANIGAN
Allan J. Ross	Name:	Matthew C. Flanigan
	Title:	Vice President—Chief Financial Officer

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